Exhibit 10.16

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

This Agreement effective March 26, 2020, between Quanta, Inc., whose primary address is located at 3606 W Magnolia Blvd, Burbank CA 91505, and is known as the Company and HANSON FASO SALES & MARKETING, INC. whose address is 1919 S. Highland Ave. Suite 204C Lombard, IL 60148, known as the Broker, in accordance with and subject to the following:

1.	The territory in which the Broker is to work is as follows: Illinois, Indiana, Iowa, Kentucky, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Western Pennsylvania, and Wisconsin. Classes of trade to be represented are specialty, grocery, natural, mass merchants, gift packing, national drug chains, non-traditional trade, and food service. This territory is exclusive unless otherwise stated in writing, herein. The Broker shall be credited with all orders accepted by the Company from this territory, as long as this Agreement remains in force.

2.	The products which the Broker is authorized to sell, and the prices and terms, are as shown on the addenda to this Agreement, or as specified in subsequent price books, bulletins, and other authorized documents.

3.	Said Broker further agrees to abide and comply with all sales policies and operating regulations of the Company, as issued from time to time, and will not obligate or contract on behalf of the Company without first having received authority to do so from an Executive of the Company.

4.	Commissions due to the Broker shall be payable before the 15th day of the month following shipment by the Company and such commissions shall be calculated at the rate of [***]. We will require a minimum monthly income guarantee of $2,000 per month, should your monthly commission due be calculated at less than $2,000 in any given month. This guaranteed payment will be due by the 15th of each month and is not refundable against future commissions. This guarantee should be balanced against your current month’s commission due as it is not due in addition to your monthly commission payment. Therefore, in a month where commissions due exceed the guarantee, the normal commission payment will satisfy this minimum.

5.	The Broker will not bill the Company for commissions. Commission payments must be accompanied by a full, written document supporting the payment. This commission statement must include a listing of each purchase order number and amount with the coinciding invoice number and amount including full documentation of any deductions taken. If an ACH payment is made, the commission statement, including the above details, must be received within 48 hours of payment receipt. The Company will pay the Broker on partial payments prior to deduction dispute resolution. If a deduction is reversed and repayment is collected within a year, the Company will pay the Broker their normal commission rate on the recovered funds.

6.	All orders must be sent to the Broker. In the case of EDI transmission the Company agrees to allow the Broker to be carbon copied on all transmissions. For orders sent directly to the Company, the Company agrees to send the Broker order copies within 48 hours of receipt of the order.

7.	Deductions from invoices for marketing expenses such as show fees, table tops, ads, demos, samples, signage, and catalog fees may not be charged against Broker commissions. In addition, deductions arising from fines imposed on the Company due to improper policy adherence by the Company, including but not limited to, late deliveries, use of wrong carrier or incomplete shipments, may not be deducted from Broker commissions. If a credit memorandum is issued to cancel an invoice on which commission has been paid, such “over commission” may be deducted from subsequent commissions due the Broker, if that amount is sufficient; otherwise, commission paid on such return-for-credit orders shall be refunded to the Company by the Broker within thirty days of written notice. Deductions for spoils must be at the same rate as the commission rate. In the case of a multiple warehouse customer where splits are involved, that deduction must be deducted against the warehouse that shipped the goods and generated the deduction.

8.	The Company reserves the right at all times to reject any and all orders because of unsatisfactory credit rating of the purchaser. On sales of unrated new accounts, the Broker may be required to furnish local credit information and submit full information with orders. The Broker will also assist in the collection of past due accounts owing the Company by customers located in said Brokers’ territory.

9.	When an order originates in one Broker’s territory for shipment into another Broker’s territory, or in any case when the commission is divided between two or more of the Company’s Brokers, the commission shall be divided per an agreement, with no part of the commission being retained by the company. No splits will be in effect unless agreed to by Hanson Faso in writing.

10.	This Agreement shall continue in full force and effect for one year from the date of its execution, but this Agreement may be terminated by either party for any reason during this period upon 60 days written notice (by mail or email). If not so terminated by either party, one to the other, this Agreement shall automatically renew itself from year to year, but will then only be cancelable either for show of cause, by mutual consent, or by written notice by one party to the other with 60 days written notice (by mail or email).

11.	During the term of this Agreement, and for a period of one (1) year immediately thereafter, You agree not to solicit any employee or independent contractor of the Company on behalf of any other business enterprise, nor shall you induce any employee or independent contractor associated with the Company to terminate or breach an employment, contractual or other relationship with the Company.

12.	The Broker shall be paid commissions on all orders from his territory accepted by the Company prior to the effective termination date of this Agreement, even though such orders may be shipped or paid for after the effective termination date.

13.	In the event of a principal being a defendant in a legal suit concerning product being harmful to a complainant, the broker will be immune from any liability whether in direct legal action of a joint action.

14.	This agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

COMPANY APPROVAL:

By	/s/ Eric Rice	Date	03/26/2020
Signature

Printed Name	Eric Rice	Title	CEO

Hanson Faso Sales and Marketing, Inc.

By:	/s/ Stewart H. Reich	Date	03/30/2020
Signature & Title

Printed Name	Stewart H. Reich	Title	President